SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14 (a) of

the Securities Exchange Act of 1934 (Amendment No. )

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/X/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Section 240.14a-12

MOORE-HANDLEY, INC.

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(Name of Registrant as Specified In Its Charter)

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MOORE-HANDLEY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 22, 2003

The annual Meeting of the shareholders of Moore-Handley, Inc. (the "Corporation") will be held on Thursday, May 22, 2003, at 10:30 A.M., local time at the Courtyard Marriott at 1824 Montgomery Highway South, Hoover, Alabama, for the following purposes:

    To elect directors for the ensuing year;

    To ratify the appointment by the Board of Directors of Ernst & Young LLP, certified public accountants, as independent auditors for the year 2003;

    To consider and vote upon a proposal to approve the Moore-Handley, Inc. 2002 Employee Stock Purchase Plan, as described in the accompanying Proxy Statement; and

4) To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on April 23, 2003, will be entitled to vote at the meeting. A list of shareholders eligible to vote at the meeting will be available for inspection at the meeting and during business hours at the Corporation's office, at the address set forth below from May 6, 2003, to the date of the meeting.

Whether you expect to attend the Annual Meeting or not, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed blue proxy card and return it without delay in the enclosed envelope, which requires no additional postage if mailed in the United States.

By Order of the Board of Directors

Gary C. Mercer
Chief Financial Officer
3140 Pelham Parkway
Pelham, AL 35124
April 25, 2003

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE

COMPLETED AND RETURNED PROMPTLY

RETURN THE ENCLOSED BLUE PROXY CARD EVEN IF YOU PREVIOUSLY RETURNED THE PRIOR WHITE CARD

MOORE-HANDLEY, INC.

PROXY STATEMENT

April 25, 2003

This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Moore-Handley, Inc. (the "Corporation") for use at the Annual Meeting of its shareholders to be held on May 22, 2003. The Annual Meeting, which had been scheduled for May 6, 2003, has been rescheduled for May 22, 2003 in order to permit stockholders to consider and vote upon the additional proposal to approve the Moore-Handley, Inc. 2002 Employee Stock Purchase Plan.

Shares cannot be voted at the meeting unless the owner thereof is present in person or by proxy. Any person giving a proxy may revoke it by written notice to the Corporation at any time prior to its exercise. In addition, although mere attendance at the meeting will not revoke the proxy, a person present at the meeting may withdraw his proxy and vote in person. All properly executed and unrevoked proxies in the accompanying form which are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with any specification thereon, or if no specification is made, will be voted FOR the election of the five persons nominated for election as directors, and FOR the approval of the Moore-Handley, Inc. 2002 Employee Stock Purchase Plan, and FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors for the year 2003.

The Annual Report of the Corporation (which does not form part of the proxy solicitation material), including the financial statements of the Corporation for the fiscal year 2002, was mailed to stockholders with the previous Proxy Statement dated April 8, 2003 or if not so mailed, is enclosed herewith.

The mailing address of the principal executive offices of the Corporation is P. O. Box 2607, Birmingham, Alabama 35202. This Statement and the accompanying form of proxy are being mailed to the shareholders of the Corporation on April 25, 2003.

VOTING SECURITITES

The Corporation has only one class of voting securities, its Common Stock. On April 23, 2003, 1,755,593 shares of Common Stock were outstanding. As to each matter presented to the shareholders' meeting, each shareholder of record at the close of business on April 23, 2003 will be entitled to one vote for each share of Common Stock owned on that date.

ELECTION OF DIRECTORS

The affirmative vote of a plurality of the votes cast is required to elect the directors. Abstentions from voting on these proposals (including broker non-votes) will have no effect on the outcome of the vote. Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the nominees named in the following table as directors of the Corporation to serve until the next Annual Meeting and until their successors are duly elected and have qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees and for such person, if any, as shall be designated by the present Board of Directors to replace such nominee. The Board of Directors does not presently anticipate that any nominee will be unable to be a candidate for election.

Each of Messrs. Riley, Marks, Stubbs, Gaines, and Palmer was elected to his present term of office at the last Annual Meeting of shareholders.

Information Regarding Nominees for Election As Director

The Corporation's current Board of Directors consists of the five directors listed below, each of whom will stand for election at the annual meeting. The following information with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to the Corporation by such nominee. Except as indicated each of the nominees has had the same principal occupation for the last five years.

William Riley - Chairman and Director of the Corporation since 1981, Chief Executive Officer since April 1997; Age 71.

Pierce E. Marks, Jr. - President, Chief Executive Officer from 1981 to June 1995; Vice Chairman from June 1995 to December 1999 and Director of the Corporation and member of the Executive Committee since 1981; Age 74.

Michael B. Stubbs - Private investor; Director, Lyon, Stubbs & Tompkins, Inc., New York, New York (Investment advisors) from 1984 to August 1996; Secretary/Treasurer and Director, S&P Cellular Holdings, Inc. (cellular communications) from 1989 to November 1995 and Chairman from 1991 to November 1995; Secretary/Treasurer and Director, Petroleum Communications (cellular communications) from 1990 to November 1995 and Chairman from 1991 to November 1995. Director, Dover Corporation (diversified manufacturing) 1999 - present; member of Audit Committee 2000 - present (Chairman 2002 - present). Director of the Corporation since 1981; Age 54.

Michael Palmer - Investor. Retired since 1984; Founder and CEO of Associated European Capital Corp., (investment banking), from 1980 to 1984; Managing Director, Saudi Arabian Investment Co., (investment banking), from 1974 to 1980; Head of International Finance, Shearson, Hammil Co. (investment banking), from 1969 to 1974. Director of the Corporation since 2001; Age 70.

Michael J. Gaines - was employed by Grossman's, a home center chain, from 1993 to 1996; President and Chief Operating Officer of the Corporation from 1996 to present. Director of the Corporation since 2001; Age 60.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Committees of the Board

The Board of Directors of the Corporation has Executive, Audit, and Compensation Committees, but does not presently have a nominating or governance committee.

Executive Committee. Members: Messrs. Riley and Marks. The Executive Committee may, between meetings of the Board of Directors, exercise all of the authority of the Board in the management of the business and affairs of the Corporation, except with respect to certain significant corporate matters reserved to the Board by Delaware law, such as amendments to the Certificate of Incorporation or By-Laws of the Corporation.

Audit Committee. Members: Messrs. Palmer, Marks and Stubbs. The audit committee of the Company's Board of Directors consists of non-employee Directors who are independent, as "independence" is defined in Rule 4200(a)(15) of the National Association of Securities Dealers Listing Standards, except for Mr. Marks. Mr. Marks served as the Company's President and Chief Executive Officer from 1981 to June 1995 and Vice-Chairman from June 1995 to December 1999 and Director and member of the Executive Committee since 1981. Mr. Marks does not qualify as an "independent" director because he received consulting income from the Corporation of $80,229 in 2002 under a consulting agreement with the Corporation. The Board has determined to waive the independence requirement in the case of Mr. Marks because in light of Mr. Marks' familiarity with the Corporation and understanding of fundamental financial statements, it has determined that it is in the best interest of the Corporation and its shareholders for Mr. Marks to serve on the Audit Committee.

The Board of Directors of the Corporation adopted a written charter for the Audit Committee on May 23, 2000, which was included as an appendix to the Proxy Statement dated April 26, 2001. The Audit Committee's functions include the selection of the Corporation's independent auditors, reviewing with such auditors the plan and results of their audits, reviewing and discussing the Company's audited financial statements with the Company's management, and certain other matters specified in the written charter of the Audit Committee. The Audit Committee is not responsible for either the preparation of the financial statements or the auditing of the financial statements. The Company's management has the responsibility for preparing the financial statements and implementing internal controls, and the Company's independent accountants have the responsibility for auditing the financial statements. The review of the financial statements by the Audit Committee is not the equivalent of an audit.

Compensation Committee. Members: Messrs. Marks, Stubbs, and Palmer. The Compensation Committee approves the remuneration arrangements for Mr. Riley and Mr. Gaines.

Attendance at Board and Committee Meetings

During the 2002 fiscal year the Board of Directors held three meetings, the Executive Committee met informally numerous times, the Compensation Committee met one time and the Audit Committee met twice. In addition, members of the Audit Committee reviewed each of the quarterly earnings reports of the company with management and the independent accountants prior to their release to the public. During such fiscal year a quorum was present at all of the meetings of the Board, and each director attended all of these meetings except for Mr. Pierce E. Marks, Jr. who was unable to attend the Audit Committee meetings.

Compensation of Directors

No director received compensation for his services as director or member of the Executive, Compensation or Audit Committees, except for the annual grant to the non-employee director of Special Options to purchase 2,000 shares of the Corporation's Common Stock granted to Messrs. Stubbs, Palmer and Marks. Each such Special Option is granted at an exercise price equal to the market value of the Common Stock on the date of the grant and becomes exercisable on the date of grant. The term of such Option is ten years, subject to termination on the third anniversary of the date the holder ceases to be a director of the Corporation.

Report of the Audit Committee

The Audit Committee of the Board of Directors of the Corporation (i) has reviewed and discussed the audited financial statements of the Corporation for the year ending December 31, 2002 with management of the Corporation and with Ernst & Young, the independent auditors of the Corporation; (ii) has discussed with Ernst & Young the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU380); (iii) has received the written disclosures and the letter from Ernst & Young, the Corporation's independent accountants, required by Independence Standards Board's Standard No. 1 (Independence Standards Board's Standard No. 1, Independence Discussions with Audit Committees), and (iv) has discussed with Ernst & Young its independence in relation to the Corporation. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Corporation that the audited financial statements be included in the Company's Annual Report on Form 10-K for its fiscal year ending December 31, 2002 for filing with the Securities and Exchange Commission.

Pierce E. Marks, Jr.
Michael Palmer
Michael B. Stubbs

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Report of the Executive and Compensation Committee on Executive Compensation

This report by the members of the Executive and Compensation Committees of the Board of Directors of the Corporation describes the policies guiding the compensation paid to the Corporation's Chief Executive Officer and other executive officers for 2002.

Messrs. Riley and Gaines determine the compensation payable to executives other than themselves. Messrs. Marks, Stubbs and Palmer, outside directors who are members of the Compensation Committee, approve the compensation payable to Messrs. Riley and Gaines.

Executive Compensation Policies

The Corporation's compensation policies for its executive officers incorporate both fixed base salaries and variable, at-risk compensation opportunities in total compensation packages intended to take into consideration individual and overall corporate performance and to achieve the following specific goals:

    ensure that the Corporation can attract and retain highly competent individuals whose performance is essential to the future growth and success of the Corporation; and

    ensure that executive compensation reflects corporate performance by tying a significant portion of total compensation to the achievement of specified corporate performance objectives.

Fixed Compensation

Base salary is the fixed component of each executive officer's total compensation package.

Variable Compensation

The variable component of each executive officer's total compensation package is comprised of an annual and a long-term part:

    the opportunity to receive a cash payment under the Corporation's Bonus Program (the "Bonus Program"), based on the Corporation's actual performance in a given year against certain established objectives; and

    the opportunity to benefit from the appreciation in value of the Corporation's common stock through stock options, granted under the Corporation's 2001 Incentive Compensation Plan (the "2001 Plan").

Through the Bonus Program, executive officers are eligible to participate in an annual bonus pool, which in 2002 consisted of 21% of the amount of the Corporation's pro-forma after tax income before bonus or $81,705. Messrs. Gaines, Grear, Mercer, and Seifert received payments from this pool in the amounts indicated in the Summary Compensation Table. The balance was paid out as determined by the Executive Committee, after consultation with key managers.

The purpose of the 2001 Plan is to assist in attracting and retaining skilled management personnel and strengthening the mutuality of interest between them and the Corporation's shareholders. Under the 2001 Plan, executive officers are eligible to receive grants of stock options, stock appreciation rights, restricted stock and deferred stock. The 2001 Plan is administered by a Committee consisting of Messrs. Riley and Marks (the "Committee") who are not eligible to receive discretionary grants or awards under the 2001 Plan. The Committee has the authority to select employees to receive grants and awards thereunder and determine the number of shares subject to such grants and awards and the exercise price, restrictions, exercisability, transfer, vesting and other terms and conditions thereof. It is the Corporation's policy to award option grants of significant amounts when deemed appropriate.

Application of Philosophy

Mr. Riley is a substantial shareholder of the Corporation and as such has an economic incentive to increase the value of the Corporation. In his case, the Compensation Committee has kept his base salary level at a level which is low compared to competitive practices. The Compensation Committee believes Mr. Riley has a substantial economic incentive to enhance the value of the Corporation's stock and therefore need not be paid salary on a competitive basis. In addition, in 2002, Mr. Riley received a bonus of $21,353 which was equal to that received by Mr. Gaines.

In keeping with the rationale that key employees compensation should be significantly dependent on the performance of the Corporation, the base salary for Mr. Gaines is also low compared to competitive practice. Mr. Gaines also participated in the Bonus Program in 2002.

William Riley
Pierce E. Marks, Jr.
Michael B. Stubbs
Michael Palmer

The following graph and table compares Moore-Handley's total stockholder return over the last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of all U.S. companies traded on The NASDAQ Stock MarketSM and of all The NASDAQ Stock MarketSM companies in the same U.S. Department of Commerce Standard Industrial Classification (wholesale trade - durable goods) as the Corporation.

(PERFORMANCE GRAPH)

	1997	1998	1999	2000	2001	2002
Moore-Handley, Inc.	100.0	92.0	55.2	46.0	77.6	94.0
The NASDAQ Stock Market SM Index	100.0	141.0	261.5	157.4	124.9	86.3
Wholesale Trade - Durable Goods Index	100.0	91.9	104.0	68.9	97.5	62.2

Executive Compensation

The following table sets forth all compensation for services in all capacities to the Corporation and its subsidiary during the years 2000 - 2002 of the Chief Executive Officer and the four other most highly compensated.

SUMMARY COMPENSATION TABLE

	Long-Term Compensation
Annual	Awards
Compensation	Securities Underlying
		Salary	Bonus	Options
	Year	$	$	#
William Riley	2002	$181,992	$21,353
Chairman and CEO	2001	$175,000	$63,253
	2000	$150,000

Michael J. Gaines	2002	$181,992	$21,353
President and COO	2001	$175,000	$63,253	50,000
	2000	$150,000

Robert H. Grear	2002	$137,600	$ 3,000
Vice President - Operations	2001	$131,862	$12,000
	2000	$128,968		75,000

Gary C. Mercer	2002	$110,674	$ 7,000
Chief Financial Officer	2001	$ 61,250 (1)	$10,000	30,000

Thomas Seifert	2002	$135,107	$10,000
Vice President - Merchandising	2001	$ 95,833 (2)	$18,500	50,000

  The reported amounts for Gary C. Mercer reflect his compensation for the period from June 01, 2001, when he joined the Corporation.
  The reported amounts for Thomas A. Seifert reflect his compensation for the period from March 19, 2001, when he joined the Corporation.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND YEAR-END OPTION VALUES

The following table sets forth information as to options outstanding as of December 31, 2002 held by each of the executive officers named in the Summary Compensation Table. No options were exercised during 2002. 9;

Name	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the- Money Options at FY-End ($) Exercisable/Unexercisable
Michael J. Gaines	25,000/ 0 (1)	$0 / $0
Michael J. Gaines	50,000/ 0 (2)	$0 / $0
Michael J. Gaines	10,000/40,000 (3)	$15,200 /$60,800
Robert H. Grear	30,000/45,000 (4)	$37,110 /$55,665
Gary C. Mercer	6,000/24,000 (5)	$ 9,120/ $36,480
Thomas A. Seifert	10,000/40,000 (6)	$14,600/ $58,400

  Exercisable in five annual installments commencing on January 13, 1998.
  Exercisable in five annual installments commencing on April 2, 1998.
  Exercisable in five annual installments commencing on June 1, 2002.
  Exercisable in five annual installments commencing on August 2, 2001.
  Exercisable in five annual installments commencing on December 1, 2002.
  Exercisable in five annual installments commencing on December 1, 2002.

Pension Plan. The Moore-Handley, Inc. Salaried Pension Plan (the "Pension Plan") is a defined benefit average earnings and years of service and are payable to participants commencing at age 65. Final average earnings are based on total salary and bonus but exclude any income realized from stock options. Benefits are not reduced for Social Security or other offset amounts.

The following table shows the combined estimated annual retirement benefits payable to employees under the Pension Plan and the Corporation's prior Plan who retire at age 65 at the stated levels of Final Average Earnings and years of service at retirement.
	Annual Retirement Benefit For Specified Years of Service
	10	20	30	40	50
Final Average Earnings	Years	Years	Years	Years	Years
$ 50,000	$ 4,052	$ 8,103	$ 12,155	$ 16,206	$ 20,258
75,000	7,177	14,353	21,530	28,706	35,883
100,000	10,302	20,603	30,905	41,206	51,508
125,000	13,427	26,853	40,280	53,706	67,133
150,000	16,552	33,103	49,655	66,206	82,758
170,000	19,052	38,103	57,155	76,206	95,258
175,000	19,677	39,353	59,030	78,706	98,383
$200,000	$ 22,927	$ 45,853	$ 68,780	$ 91,706	$ 114,633

As of December 31, 2002, Messrs. Riley, Gaines, Grear, Mercer, and Seifert had 42, 6, 4, 8 and 1 years of service respectively, under the Pension Plan.

Compensation Committee Interlocks and Insider Participation

Messrs. Riley and Gaines were involved in the determination of compensation for executive officers of the Corporation, other than themselves, for the past fiscal year. Messrs. Stubbs, Marks, and Palmer, members of the Compensation Committee, approved the compensation payable to Messrs. Riley and Gaines.

Messrs. Riley and Marks purchased stock pursuant to the Employee Stock Purchase Plan in June 1998 in return for promissory notes for $131,250 and $131,250, respectively. These notes bear interest at a floating rate equal to the Corporation's average cost of borrowing from time to time plus 2.25% and are payable on June 30, 2003 or on earlier demand. The notes of Messrs. Riley and Marks remained outstanding at March 31, 2003.

Mr. Riley and Mr. Marks are stockholders, directors and executive officers of a privately held manufacturing company, and as such participated in setting the compensation payable to themselves as officers of that company. The cost of leasing office space and related overhead costs in New York City used by Mr. Riley, who spends a majority of his time serving as executive officer and director of the Corporation, are shared by the Corporation and such manufacturing company. In 2002 this manufacturing company contributed $67,800 towards the cost of that office, for which lease payments are approximately $102,800 per annum. Messrs. Riley and Marks are substantial stockholders and directors of such company, and Mr. Stubbs is a substantial stockholder, but none of Messrs. Riley, Marks or Stubbs participates in the day-to-day management thereof.

SECURITY OWNERSHIP BY MANAGEMENT

The following table gives information concerning the beneficial ownership of the Corporation's Common Stock on March 10, 2003 by (i) each nominee for election as a director, (ii) each of the executive officers named in the Summary Compensation Table, and (iii) all directors and executive officers of the Corporation as a group.
	Amount and Nature of Beneficial Ownership (1)
Beneficial Owners	Shares Beneficially Owned	Percent Of Class
William Riley (2) (3)	456,958	25.16%
Pierce E. Marks, Jr. (2) (3) (4)(8)	358,258	19.68%
Michael B. Stubbs (5) (7)	235,915	13.22%
Michael Palmer (6) (8)	55,300	3.12%
Michael J. Gaines (2) (9)	137,000	7.24%
Robert H. Grear (2) (10)	75,000	4.07%
Gary C. Mercer (2) (11)	35,000	1.95%
Thomas A. Seifert (2) (12)	50,000	2.75%
All directors and executive officers as a group (10 persons)	1,466,531	80.72%

  The information as to beneficial ownership is based on statements furnished to the Corporation by the beneficial owners. Except as indicated in the footnotes which follow, such owners have sole voting power and sole investment power with respect to all shares listed above and all such shares are owned directly (i.e., not by virtue of an option or other right to acquire).

  The address of Messrs. Riley, Marks, Gaines, Grear, Mercer, and Seifert is Moore-Handley, Inc., P. O. Box 2607, Birmingham, Alabama 35202.

  Includes 50,000 shares purchased under the Employee Stock Purchase Plan which are not issuable until the note for the purchase price has been paid in full.

  Does not include 54,000 shares owned by Mr. Marks' children, as to which Mr. Marks disclaims beneficial ownership.

  Includes an aggregate of 73,500 shares held of record by two trusts established for Mr. Stubbs' children; Mr. Stubbs, who is a co-trustee of such trusts shares voting and investment power but has no economic interest in these trusts and therefore disclaims beneficial ownership of such shares. Mr. Stubbs' address is 777 3rd Avenue 18th Floor, New York, New York 10017.

  Includes 51,300 shares owned in a personal IRA account prior to becoming a director. Mr. Palmer's address is Flat 15, 55 Portland Place London, W1B 1QL.

  Includes 14,000 shares covered by presently exercisable Special Options granted under 1991 Plan and 4,000 shares covered by presently exercisable Special Options granted under 2001 Plan - see "Information Regarding the Board of Directors".

  Includes 4,000 shares covered by presently exercisable Special Options granted under 2001 Plan - see "Information Regarding the Board of Directors".

  Includes 75,000 shares covered by Options granted under 1991 Plan and 50,000 shares covered by Options granted under 2001 Plan.

  Includes 75,000 shares covered by Options granted under 1991 Plan.

  Includes 30,000 shares covered by Options granted under 2001 Plan.

  Includes 50,000 shares covered by Options granted under 2001 Plan.

PROPOSAL TO APPROVE THE MOORE-HANDLEY, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

On July 23, 2002, the Board of Directors adopted The Moore-Handley, Inc. 2002 Employee Stock Purchase Plan (the "Plan") to encourage and facilitate stock ownership by Employees by providing a continued opportunity to purchase Common Stock, through voluntary after-tax payroll deductions. The Plan is intended to comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The principal features of the Plan are summarized below, but reference is made to the copy of the Plan, attached as Exhibit A to this Proxy Statement, for a complete description of the terms thereof. All capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

Qualified Stock Purchases. Up to a maximum of 200,000 shares of the Corporation's Common Stock will become available for purchase by eligible Employees through payroll deduction.

Under the terms of the Plan, each eligible Employee will be granted an Option, with a term of up to 27 months, to purchase the number of shares of Common Stock as determined by the Plan Administrator. There shall be an Individual Account for each participating Employee to which shall be credited the amount of any Payroll Contributions and the number of full or fractional shares of Common Stock that are purchased by such Employee. An Employee may authorize Payroll Contributions in terms of whole percentages of $25,000 or less per year or purchase shares of Common Stock with a Fair Market Value of $25,000 or less per year. The price per share of Common Stock paid by each participating Employee shall be 85% of the Fair Market Value on the Date of Grant of the Option to purchase such shares or if authorized by the Board on the Date of Grant, the lesser of 85% of the Fair Market Value on the Date of Grant and 85% of the Fair Market Value on the Date of Exercise. There are approximately 385 Employees eligible to participate under the Plan.

Any shares of Common Stock subject to an Option which for any reason is canceled, terminated or otherwise settled without issuance of any Common Stock shall again be available for purchase under the Plan.

Deduction Changes and Plan Withdrawals. Subject to Plan maximums and the submission of proper notice, an Employee may increase or decrease his Payroll Contributions. Also, an employee may at any time, cease participation in the Plan and withdraw all or any portion of the shares of Common Stock and cash, if any, in his Individual Account. Upon the termination of an Employee's employment, all shares and any cash held in his Individual Account shall be distributed to him as soon as practicable thereafter.

Other Information. The Board of Directors may at any time amend the Plan in any respect; provided that shareholder approval shall be required to amend the number of shares of Common Stock reserved for issuance under the Plan, or a decrease in the per share price, or alter the requirements for eligibility to participate in the Plan. The Plan shall terminate at any time at the discretion of the Board and all shares of Common Stock and cash, if any, in the Individual Accounts of participating Employees shall be distributed to each Employee. The closing sale price of the Common Stock as reported on the NASDAQ Stock Market SM on April 22, 2003 was $1.95.

NEW PLAN BENEFITS

The following table sets forth the number of Options that would be held by the named executives and groups and the aggregate dollar value of the discount from Fair Market Value at which the shares under such Options would be purchased, assuming each such person and each person included in such groups continues his or her participation in the Plan at the existing level through the Date of Exercise and that the Fair Market Value of shares of Common Stock on the Date of Exercise is not less than $2.90, which was the Fair Market Value on the Date of Grant.

Name and Position	Dollar Value ($)	Number of Options
William Riley, Chairman and CEO	$ 0	0
Michael J. Gaines, President and COO	0	0
Robert H. Grear, Vice-President Operations	0	0
Gary C. Mercer, Chief Financial Officer	318	730
Thomas Seifert, Vice-President Merchandising	212	487
Executive Officers as a Group	1,059	2,434
Non Executive Director Group	0	0
All Employees who are not Executive Officers	$12,368	28,433

Federal Income Tax Consequences

Options granted pursuant to Section 423 of the Code

Under the present law, Options granted under Section 423 of the Code are subject to the following federal income tax consequences:
                                                                            13

The amounts deducted from the Employee's paycheck will be subject to applicable withholding and taxed as ordinary income. The Employee will not be required to report any taxable income or pay any tax at the time an Option is exercised. If the Employee holds any share of Common Stock transferred to such Employee upon the exercise of an Option for more than two years after the Date of Grant and for more than one year after the Date of Exercise, then any gain realized upon the sale or other disposition of that share will be taxed as long-term capital gain, and any loss will be a long-term capital loss, except that an amount equal to the lesser of (a) the excess of the Fair Market Value of the shares at the time the Option was granted over the price at which such Option could have been exercised at that time if it had then been exercisable and (b) the amount, if any, by which the Fair Market Value of the share at the time of such disposition exceeds the price actually paid for the share under the Option, will be taxed as ordinary income in the taxable year such sale or disposition occurs. If the Employee disposes of the share of Common Stock, such amount of ordinary income realized upon the sale or other disposition of the share will increase the Employee's tax basis in the share for determining gain or loss upon such sale or other disposition of the share. The Company will be entitled to a deduction for tax purposes at the same time and in the same amount as the Employee is considered to have realized ordinary income in connection with such a disposition.

If the Employee disposes of any share of Common Stock transferred to such Employee on the exercise of an Option, within two years after the Date of Grant or within one year from the Date of Exercise, the Employee should report as ordinary income for the taxable year in which the disposition occurs the amount by which the Fair Market Value of such share on the Date of Exercise of such Option exceeded the amount the Employee paid for such share. Any such ordinary income will increase the Employee's tax basis for the purpose of determining gain or loss on the sale or exchange of the share. The Employee will be considered to have disposed of a share of Common Stock if such Employee sells, exchanges, makes a gift or transfers (except by pledge, tax free reorganization or by transfer on death) legal title to the share. Any gain or loss on the sale or exchange for a share will generally be a short-term gain or loss if the share was held for one year or less and a long-term capital gain or loss if the share was held more than one year. The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the Employee is considered to have realized ordinary income in connection with such a disposition. If the Employee dies holding any share acquired by such Employee upon the exercise of an Option, an amount equal to the lesser of (a) the excess of the Fair Market Value of the share at the time the Option was granted over the price at which such Option could have been exercised and (b) the amount, if any, by which the Fair Market Value of the share at the date of death exceeds the price actually paid for the share under the Option will be included in the Employee's gross income as ordinary income for the year of such Employee's death. Under these circumstances, the Company is not allowed an income tax deduction in connection with the Option.

Stockholder Approval

The affirmative vote of the holders of a majority of shares of the Stock present in person or represented by proxy and entitled to vote at the 2003 Annual Meeting, which approval must be obtained prior to any purchase of shares or the grant of any Option to purchase shares under the Plan. Abstentions from voting on this proposal will have the effect of votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors unanimously recommends the shareholders vote "For" approval of the Plan.

INDEPENDENT AUDITORS

Ernst & Young LLP, which served as the Corporation's independent auditors in 2002, has been engaged by the Audit Committee, as the Corporation's independent auditors for 2003. The shareholders are asked to ratify this action of the Board. The affirmative vote of a majority of the votes cast is required for such ratification. Abstention and broker non-votes are treated as votes cast for this purpose. No representative of that firm will be present at the Annual Meeting. Accordingly, no representative of that firm will have an opportunity to make a statement or will be available to respond to questions.

Audit Fees

Ernst & Young LLP charged the Company an aggregate of $93,500 and $109,900 respectively, in fees for the audit of the Company's financial statements for the years ended December 31, 2002 and 2001, and for the review of its quarterly financial statements included in Form 10Q during 2002 and 2001.

Financial Information Systems Design and Implementation

During 2002, Ernst & Young neither rendered to nor billed the Company for professional services relating to the design, implementation, or operation of the Company's financial information systems.

All Other Fees

Ernst & Young LLP charged the Company an aggregate of $20,450 and $56,395 respectively, for all other services rendered to the Company during 2002 and 2001. For 2002, such services included audit related services of $12,200 and non-audit related services of $8,250. For 2001, such services included audit related services of $46,950 and non-audit related services of $9,445. Audit related services generally included fees for accounting consultation, and assistance with filings with the Securities and Exchange Commission.

The Audit Committee of the Board has considered whether the provision of the services other than audit services described above is compatible with maintaining the auditor's independence.

The Board unanimously recommends that shareholders vote "FOR" the ratification of the appointment of Ernst & Young LLP, as independent auditors for the year 2003.

SHAREHOLDER PROPOSALS

It is anticipated that the 2004 Annual meeting of Shareholders will be held on May 6, 2004. In accordance with regulations issued by the Securities and Exchange Commission, shareholder proposals intended for presentation at that meeting must be received by the Secretary of the Corporation no later than January 23, 2004, if such proposals are to be considered for inclusion in the Corporation's Proxy Statement.

OTHER MATTERS

Management knows of no matters that are to be presented for action at the meeting, other than those set forth above. Pursuant to the Company's by-laws, for business to be properly brought before the annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, such notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Such notice must be accompanied by the information required to be provided with respect to the business to be conducted at the instance of the stockholder as set forth in the Company's by-laws. If any other matters are brought before the meeting by a stockholder who has not complied with the advance notice provisions, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular Employees of the Corporation. All expenses in connection with the preparation of proxy materials and the solicitation of proxies will be borne by the Corporation.

By Order of the Board of Directors

Gary C. Mercer
Chief Financial Officer
P. O. Box 2607
Birmingham, Alabama 35202
April 25, 2003

EXHIBIT A

THE MOORE-HANDLEY, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1.

PURPOSE

The purpose of The Moore-Handley, Inc. 2002 Employee Stock Purchase Plan (the "Plan") is to encourage and facilitate stock ownership by Employees by providing a continued opportunity to purchase Common Stock, generally through voluntary after-tax payroll deductions. The Plan is intended to be a qualified employee stock purchase plan under Section 423 of the Code.

SECTION 2.

DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

  "Board" means the Board of Directors of the Company.
  "Code" means the Internal Revenue Code of 1986, as amended.
  "Common Stock" means the common stock, par value $.01, of the Company.
  "Company" means Moore-Handley, Inc., a Delaware corporation.
  "Compensation" means base salary, determined without regard to any salary reduction contributions under a qualified cash or deferred arrangement or a cafeteria plan, in each case meeting the applicable requirements of the Code.
  "Custodian" means the Company selected by the Plan Administrator to serve as the custodian under the Plan.
  "Date of Exercise" means the date upon which an Option is to be exercised, as determined pursuant to Section 5.3.
  "Date of Grant" means the date upon which an Option is granted, as set forth in Section 5.3.

  "Effective Date" means July 30, 2002. Not withstanding the foregoing, no Option shall be exercised pursuant to Section 5 prior to the date, if any, as of which the Plan is approved by shareholders.
  "Employees" means all officers and employees of the Company and of any Subsidiary whose employees are expressly permitted to participate in the Plan by the Plan Administrator.
  "Employer" means the Company and any Subsidiary whose employees are expressly permitted to participate in the Plan by the Plan Administrator.
  "Fair Market Value" means, on any date, the closing price of the last trade of the Common Stock as reported on the National Association of Securities Dealers Automatic Quotation system (or on such other recognized quotation system on which the trading price of the Common Stock is quoted at the relevant time) on such date. In the event that there are no Common Stock transactions reported on such system on such date, Fair Market Value shall mean the closing price of the last trade on the immediately preceding date on which Common Stock transactions were so reported.
  "Individual Account" means a separate account maintained by the Custodian for each Employee participating under Section 5 hereof.
  "Option" means an option granted under Section 5 to a participating Employee to purchase shares of Common Stock.
  "Option Price" has the meaning set forth in Section 5.7.
  "Parent" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
  "Payroll Contributions" means an Employee's after-tax contributions of Compensation by payroll deduction pursuant to Section 5.5.
  "Plan Administrator" means a committee comprised solely of directors or officers of the Company selected by the Board.
  "Plan Year" means for the first Plan Year, the period beginning on the Effective Date and ending on December 31, 2002 and for each succeeding Plan Year, a period of twelve months commencing on January 1 and ending on the next December 31.
  "Qualified Stock Purchases" means purchases of Common Stock pursuant to the exercise of Options granted under Section 5, which are intended to be qualified under Section 423 of the Code.

  "Subsidiary" means each of the Company's direct or indirect majority-owned subsidiaries.
  "Terminating Event" means a participating Employee's termination of employment for any reason, Unpaid Leave or any other event which causes such Employee to no longer meet the requirements of Section 4.
  "Unpaid Leave" means an unpaid leave of absence or any leave of absence that does not meet the requirements of Treasury Regulation Section 1.421-7(h)(2).

SECTION 3.

ADMINISTRATION

The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard thereto shall be final and conclusive. The Plan Administrator may delegate responsibility for the day to day operation and administration of the Plan to any officer or employee or group of officers or employees of the Company or any of its Subsidiaries.

SECTION 4.

ELIGIBILITY

    General Rule. Except as otherwise provided herein, all Employees shall be eligible to participate in the benefits available under Section 5.

    Exclusions. Notwithstanding the provisions of Section 4.1, any Employee (i) whose customary employment is 20 hours or less per week, (ii) who has been employed for less than 90 days, (iii) who is on an Unpaid Leave, (iv) who terminates employment or is terminated for any reason, or (v) who, after an Option is granted, owns stock (as defined by Sections 423(b)(3) and 424(d) of the Code) possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of a Parent or any Subsidiary, shall not be eligible to participate in Section 5 of the Plan.

SECTION 5.

QUALIFIED STOCK PURCHASES

    Stock to Be Issued. Subject to the provisions of Sections 5.8 and 10.3, the number of shares of Common Stock issuable pursuant to Options under this Section 5 of the Plan shall not exceed 200,000. The shares to be delivered pursuant to Options under the Plan may consist, in whole or in part, of treasury stock or authorized but unissued Common Stock, not reserved for any other purpose.
    Shareholder Approval. The Plan will be submitted for the approval of the Company's shareholders not later than 12 months after the Effective Date. No Options granted under this Section 5 may be exercised prior to such shareholder approval. If shareholders do not grant such approval, this Section 5 shall be rendered void and without effect.
    Grant of Options. Subject to Sections 4 and 5.2, the Company may offer Options under the Plan to all Employees. Options may be granted on such date or dates as shall be determined by the Plan Administrator. The term of each Option shall end on the date which is 27 months from the Date of the Grant (or on such earlier date as shall be determined by the Plan Administrator). The number of whole shares of Common Stock subject to each Option shall be the lesser of (i) the quotient of (A) the Payroll Contributions authorized by each participating Employee in accordance with Section 5.5 for the term of the Option divided by (B) the Option Price for each share of Common Stock purchased pursuant to such Option, excluding all fractions, or (ii) such maximum number of shares as may be established by the Plan Administrator, which may be established as a fixed number or vary based on a predetermined formula.
    Participation. An Employee who meets the requirements in Section 4 may participate in the Plan under this Section 5 by completing and forwarding an enrollment form to the Plan Administrator or its designee, and by satisfying such other conditions as the Plan Administrator shall establish from time to time. Eligible Employees who elect to participate in the Plan shall authorize a payroll deduction from the Employee's Compensation to be made as of any future payroll period. Any election to authorize payroll deductions shall be effective on such date as the Plan Administrator may determine after the date of the receipt of the enrollment form by the Plan Administrator or its designee.
    Payroll Contributions. There shall be an Individual Account for each participating Employee to which shall be credited the amount of any Payroll Contributions and the number of full or fractional shares of Common Stock that are purchased by such Employee, pursuant to the terms of the Plan. An Employee may authorize Payroll Contributions in terms of whole number percentages, of the Compensation that the Employee receives during each payroll period; provided that (i) no Employee shall be entitled to make Payroll Contributions for any Plan Year in excess of $25,000, and (ii) no Employee shall be permitted to purchase Common Stock pursuant to Options under the Plan or under any other employee stock purchase plan of the Company or a Parent or any Subsidiary which is intended to qualify under Section 423 of the Code, at a rate which exceeds $25,000 in Fair Market Value (determined at the time the Option is granted) for each calendar year in which such Option granted to such Employee is outstanding at any time. In the event of a participating Employee's Terminating Event, (i) no further Payroll Contributions by such Employee shall be permitted and (ii) his outstanding Options shall terminate. Employees on short-term disability may make Payroll Contributions.

    Exercise of Options. Each participating Employee automatically and without any act on his part will be deemed to have exercised his Option on each Date of Exercise to the extent that the balance then in his Individual Account is sufficient to purchase at the Option Price whole shares of Common Stock. Any amount in the participating Employee's Individual Account on a Date of Exercise not applied to the purchase of Common Stock shall continue to be held in such account and applied as of the earliest subsequent Date of Exercise at which such amount can be so applied in accordance with the terms hereof.
    Option Price. The Option Price per share of Common Stock (the "Option Price") to be paid by each participating Employee on each exercise of his Option shall be an amount equal to 85% (or such greater percentage as the Board or its designee may authorize) of the Fair Market Value of a share of Common Stock on the Date of Grant or, if authorized by the Board at the Date of Grant, the lesser of (i) 85% (or such greater percentage as the Board or its designee may authorize) of the Fair Market Value of a share of Common Stock on the Date of Grant or (ii) 85% (or such greater percentage as the Board or its designee may authorize) of the Fair Market Value of a share of Common Stock on the Date of Exercise.

    Canceled, Terminated or Forfeited Options. Any shares of Common Stock subject to an Option which for any reason is canceled, terminated or otherwise settled without the issuance of any Common Stock shall again be available for Options under the Plan.

SECTION 6.

DEDUCTION CHANGES AND PLAN WITHDRAWALS

    Deduction Changes. Subject to Section 5.5, a participating Employee may increase or decrease his Payroll Contributions, as of any time as the Plan Administrator shall determine, commencing after the receipt of proper notice of such change by the Plan Administrator or its designee. If an Employee ceases to make Payroll Contributions at any time prior to a Terminating Event, any cash balance then held in his Individual Account shall automatically be distributed to such Employee as soon as practicable after the effective date of such cessation.

    Withdrawals. An Employee may at any time (subject to such notice requirements as the Plan Administrator may from time to time prescribe), and for any reason, cease participation in Section 5 of the Plan and withdraw all or any portion of the shares of Common Stock and cash, if any, in his Individual Account pursuant to Section 8. The Employee may thereafter recommence participation in Section 5 on the date the Plan Administrator shall determine following completion of re-enrollment pursuant to Section 5.4. Upon an Employee's Terminating Event, any and all cash held in his Individual Account shall be distributed to him as soon as practicable thereafter. Without limiting the generality of the foregoing, upon the termination of an Employee's employment, all shares and any cash held in his Individual Account shall be distributed to him as soon as practicable thereafter.

SECTION 7.

ISSUANCE OF CERTIFICATES

While maintained by the Custodian, all shares shall be held in the name of the Custodian or its nominee, or in street name. The Company shall issue certificates to an Employee who is to receive a distribution of shares pursuant to Section 8 as soon as practicable following the event giving rise to such distribution under such Section 8. Such certificates may be registered only in the name of the Employee. Notwithstanding the foregoing, the Company shall issue certificates to an Employee upon such Employee's request to the Plan Administrator or its designee as soon as practicable following such request.

SECTION 8.

WITHDRAWALS AND DISTRIBUTIONS

All or a portion of the shares of Common Stock allocated to an Employee's Individual Account may be withdrawn by an Employee at any time. Upon termination of employment, all amounts and shares of Common Stock held for the benefit of any Employee shall be distributed to such Employee. Any withdrawal or other distribution shall be made in the form of cash or stock, as elected by the Plan Administrator. To the extent of a withdrawal or distribution of an Employee's shares in the form of cash, the Employee shall receive an amount per share equal to the proceeds received from the sale of such shares net of his allocable share of any related brokerage fees and other expenses incurred in connection with the sale of such shares. All fractional shares shall be paid in cash at the average sale price of such shares sold on behalf of Employees on the day of such sales.

SECTION 9.

MISCELLANEOUS PROVISIONS

    Withholding. The Employer or its designee may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Employer is required by law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with Payroll Contributions. Each participating Employee, however, shall be responsible for the payment of all individual tax liabilities relating to any such amounts.
    Rights Not Transferable. Rights under the Plan are not transferable by a participating Employee other than by will or the laws of descent and distribution of the state wherein the Employee is domiciled at the time of his death, and are exercisable during the Employee's lifetime only by the Employee.
    Adjustments in Capitalization; Mergers. In the event of any stock dividend or stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin off, distribution of assets to shareholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change, (i) shares credited to each Employee's Individual Account shall be adjusted in the same manner as all other outstanding shares of Common Stock in connection with such event, (ii) the Board or a committee thereof shall determine the kind of shares which may be acquired under the Plan after such event, and (iii) the aggregate number of shares of Common Stock available under Section 5.1 or subject to outstanding Options and the respective exercise prices applicable to outstanding Options may be appropriately adjusted by the Board or a committee thereof, in its discretion, and the determination of the Board or a committee thereof shall be conclusive. Except as otherwise determined by the Board, a merger or a similar reorganization which the Company does not survive, a liquidation or distribution of the Company, or a sale of all or substantially all of the assets of the Company, shall cause the Plan to terminate and all shares of Common Stock and cash, if any, in the Individual Accounts of participating Employees shall be distributed to each Employee pursuant to Section 8 as soon as practicable unless any surviving entity agrees to assume the obligations hereunder.
    Amendment of the Plan. The Board or its delegate may at any time, or from time to time, amend the Plan in any respect; provided that shareholder approval shall be required to amend the Plan to (i) change the number of shares of Common Stock reserved for issuance under Section 5.1 of the Plan, (ii) decrease the Option Price below a price computed in the manner stated in Section 5.7, or (iii) alter the requirements for eligibility to participate in the Plan under Section 5. No amendment, modification, or termination of the Plan shall in any manner adversely affect the rights of any Employee under the Plan, without the consent of the Employee. The Plan shall terminate at any time at the discretion of the Board or its delegate. Upon termination of the Plan, all shares of Common Stock and cash, if any, in the Individual Accounts of participating Employees shall be distributed to each Employee pursuant to Section 8 as soon as practicable.

    Requirements of Law. The Company's obligation to deliver Common Stock under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
    Custodial Arrangement. All cash and Common Stock allocated to an Employee's Individual Account under the Plan shall be held by the Custodian in its capacity as a custodian for the Employee with respect to such cash and Common Stock. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and its officers or the Board or the Plan Administrator or the Custodian, on the one hand, and any Employee, the Company or any other person or entity, on the other hand.
    No Right to Continuous Employment. The Plan and any right to purchase Common Stock granted hereunder shall not confer upon any Employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall they restrict or interfere in any way with the right of the Company or any Subsidiary by which an Employee is employed to terminate his employment at any time.
    Indemnification. Each person who is or shall have been a member of the Board or the Plan Administrator shall be indemnified and held harmless by the Company and each Employer against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan (in the absence of bad faith) and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or By-Laws, by contract, as a matter of law, or otherwise.
    No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans.

    No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company's right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) except as provided in Section 9.4, to limit the right or power of the Company or any of its subsidiaries or affiliates to take any action which such entity deems to be necessary or appropriate.
    Governing Law. The Plan shall be construed in accordance with and governed by the laws of Delaware, without regard to principles of conflict of laws.

PROXY

MOORE-HANDLEY, INC.

ANNUAL MEETING OF SHAREHOLDERS, MAY 22, 2003

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MOORE-HANDLEY, INC.

The undersigned hereby appoints WILLIAM RILEY, MICHAEL J. GAINES and GARY C. MERCER, and each of them, the proxies of the undersigned with power of substitution to each, to vote all shares of Common Stock of the Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the Courtyard by Marriott, 1824 Montgomery Hwy South, Hoover, Alabama on May 22, 2003 at 10:30 A.M. and any adjournment thereof, on all matters coming before said meeting.

Election of Directors, Nominees: William Riley, Michael Stubbs, Michael Palmer, Michael J. Gaines and Pierce E. Marks, Jr.

1. ELECTION OF DIRECTORS:

  #9; / / FOR / / WITHHELD

/ / FOR, except vote withheld from the following nominee(s):

2. TO RATIFY THE APPOINTMENT BY THE BOARD OF DIRECTORS OF ERNST & YOUNG LLP, CERTIFIED PUBLIC ACCOUNTANTS, AS INDEPENDENT AUDITORS FOR THE YEAR 2003.

/ / FOR / / AGAINST / / ABSTAIN

3. To vote upon a proposal to approve the Moore-Handley, Inc. 2002 Employee Stock Purchase Plan, as described in the accompanying Proxy Statement; and

/ / FOR / / AGAINST / / ABSTAIN

4. In their discretion, the proxies are authorized to vote such other matters as may properly come before the meeting.

(Continued on other side)

(Continued from other side)

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no contrary instructions are indicated, this Proxy will be voted FOR the election of the Nominees as Directors; FOR the approval of the Moore-Handley, Inc. 2002 Employee Stock Purchase Plan and FOR ratification of the appointment of Ernst & Young, LLP as independent auditors for the year 2003.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Dated: ________________________, 2003

Signature _____________________________

Signature _____________________________

Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If a Corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.